<INNOVO GROUP INC. LETTERHEAD>


FOR IMMEDIATE RELEASE

     Innovo Group Announces Change to Board of Directors

LOS  ANGELES, February  6, 2006 - Innovo Group Inc. (NASDAQ:
INNO) today announced that Vincent Sanfilippo, an independent director, has resigned from the Company's board of directors for personal reasons. Mr. Sanfilippo's resignation is not the result of a disagreement with management.

As a result of this departure by Mr. Sanfilippo, the Company's board presently has 6 members, composed of 3 independent directors. On February 2, 2006, the Company received a NASDAQ Staff deficiency letter indicating that the Company fails to comply with the independent director requirement for continued listing set forth by NASDAQ in Marketplace Rule 4350(c)(1), which requires a listed company to have a majority of independent directors serving on its
board.   Consistent with this Marketplace rule, the  Company
will be provided a cure period until the earlier of the Company's next annual meeting of stockholders or January 31, 2007 in order to regain compliance. The Company has begun the search for a new independent director and intends to regain compliance within the period.

Marc Crossman, Interim Chief Executive Officer, commented, "On behalf of the entire Board, I would like to personally thank Vince for his guidance since his appointment to the Board in July 2003. We wish him all the best in his future endeavors. Moving forward, we will be commencing a search for new independent directors in order to be compliant with NASDAQ, as well as to enhance our organization and better position the Company for the future."

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc. is a sales and marketing organization designing and selling apparel products to the retail and premium markets. The Company currently produces products under license agreements and other agreements for private label and branded products. The Company's apparel products consist of men's and women's denim and denim-related apparel products, including, women's high-end denim jeans and knit shirts featuring, among others, the Joe's Jeansr brand. More information is available at the company web site at www.innovogroup.com.

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Statements  in  this  news  release  which  are  not  purely historical facts are forward-looking statements, including statements containing the words "intend," "anticipate,"
"believe,"   "estimate,  "project,"  "expect"   or   similar
expressions and include statements such as the Company's search for a new independent director. These statements are made pursuant to the safe harbor provisions of Section 21E
of  the  Securities Exchange Act of 1934, as  amended.   All
forward-looking   statements  are  based  upon   information
available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ
materially  from  the  forward-looking statements.   Factors
that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the Company's ability to find a new independent director, uncertainty regarding the effect or outcome of the Company's decision to explore strategic alternatives; continued acceptance of the
Company's    products   in   the   marketplace,   successful
implementation  of  its  strategic plan;  the  extension  or
refinancing   of   its  existing  bank  facility   and   the
restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive
factors,   including  the  possibility  of  major  customers
sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company's periodic report filings with the Securities and
Exchange   Commission.   By  making  these   forward-looking
statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of
this  release.   Readers are cautioned not  to  place  undue
reliance on forward-looking statements.

Contact:
Integrated Corporate Relations
Investors: Brendon Frey
Media: John Flanagan
203-682-8200

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